Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 5, 2010, except for Note 17, as to which the date is June 15, 2010, relating to the consolidated financial statements and financial statement schedule of Motricity, Inc, included in its Registration Statement on Form S-1 (No. 333-164471), as amended.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

June 24, 2010